Exhibit 99.3
Notice of Termination
Of
Output Distribution Agreement
To:
IMAGE ENTERTAINMENT, INC. (“Image”)
20525 Nordhoff Street — Suite 200
Chatsworth, CA 91311 -6104
ATTN: Dennis Hohn Cho, Esq.
From:
CT1 Holdings LLC (“CT1”)
10100 Santa Monica Blvd, Ste. 1250
Los Angeles, CA 90067
Date of Notice: January 25, 2008
Subject Agreement: OUTPUT DISTRIBUTION AGREEMENT (“Agreement”) dated December, 2007, between Image and CT1.
Notice is hereby given by CT1 to Image pursuant to the Agreement, that the Agreement is terminated.
1.	On January 24, 2008, Image brought suit against CT1 and affiliates, in Los Angeles Superior Court, Case No. BC384278. Image’s moving papers alleged contractual fraud as a reason to support its claims. Image’s lawsuit triggered the automatic termination provision of Section 13 of the Agreement. The Agreement is terminated.
2.	By notice dated January 23, 2008 (the “Default Notice”, attached hereto as Annex A), CT1 notified Image of Image’s default under the Agreement. Image has failed to cure its defaults under the Agreement. Pursuant to its rights under the Agreement, CT1 hereby terminates the Agreement on account of Image’s uncured breaches of the Agreement, as specified herein and in the Default Notice, in addition to the automatic termination provided for above.
CT1 reserves all of its rights and defenses, and additional claims and statements.
CT1 DEMANDS THAT IMAGE IMMEDIATELY:
1.	Cease and desist from employment of the CT1/Thinkfilm sales staff referenced in Section 2.9 of the Agreement.
2.	Cease and desist any possession or sale of any CT1 Product Units, and to return all CT1 Product Units in Image’s possession to CT1.

3.	Cease and desist from any interference with CT1 accounts and CT1 operations.

4.	Cease and desist any dealings with any product or properties of CT1.
5.	Send a corrective notice to all persons who received the December 20, 2007 letter sent by Image to Thinkfilm accounts and vendors, notifying said recipients of the termination of the Agreement.

6.	Cease and desist all Image’s violations of the prohibitions in the Agreement.
7.	Cease and desist any use of any CTl/Thinkfilm business information and trade secrets, including customer accounts, supplier information, etc.
By:
CT1 Holdings LLC

ANNEX A
Notice of Default
Under
Output Distribution Agreement
To:
IMAGE ENTERTAINMENT, INC. (“Image”)
20525 Nordhoff Street — Suite 200
Chatsworth, CA 91311-6104
ATTN: Dennis Hohn Cho, Esq.
From:
CT1 Holdings LLC (“CT1”)
10100 Santa Monica Blvd, Ste. 1250
Los Angeles, CA 90067
Date of Notice: January 23, 2008
Subject Agreement: OUTPUT DISTRIBUTION AGREEMENT (“Agreement”) dated December, 2007, between Image and CT1.
Default Notice is hereby given by CT1 to Image pursuant to the Agreement, that Image is in breach of the Agreement.
Image has violated material terms and conditions of the Agreement. Image has refused to cure the defaults. Such violations include (but are not limited to):
1.	Violation of Section 2.9 of the Agreement, as set forth in CT1’s notice of January 22, 2008, including refusal to negotiate in good faith and/or agree to terms and conditions concerning transfer for CT1 sales staff.

2.	Further to #1, Image’s failure to obtain the agreement of CT1 prior to the transfer of the staff pursuant to Section 2.9 is a violation of the Agreement.

3.	Violation of Section 1.1(h) of the Agreement, via Image’s interference with existing distribution agreements for existing CT1 inventory.

4.	Violation of Section 2.8 regarding non-circumvention.

5.	Violation of Section 2.10 regarding making unpermitted communications with parties concerning the Agreement.

6.	Violation of Section 7.6 regarding violation of restrictions and limitations on Image’s activities.

7.	Violation of Section 14.4 regarding failure to transact in good faith and in a commercially reasonable manner.
CT1 reserves all of its rights and defenses. This Default Notice does not purport to be a complete statement of all relevant matters.
By:
CT1 Holdings LLC
By its manager, David Bergstein.

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